EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form F-3/A and related Prospectus of Magic Software Enterprises Ltd. and to the incorporation by reference therein of our reports dated April 24, 2013, with respect to the consolidated financial statements of Magic Software Enterprises Ltd. for the year ended December 31, 2012 and the effectiveness of internal control over financial reporting of Magic Software Enterprises Ltd., included in its Annual Report on Form 20-F for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/Kost Forer Gabbay & Kasierer

KOST, FORER, GABBAY & KASIERER

A member of Ernst & Young Global

Tel-Aviv, Israel

December 18, 2013